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                                                                   EXHIBIT 23(a)

                         INDEPENDENT AUDITOR'S CONSENT

    We consent to the incorporation by reference in this Registration Statement of The Bear Stearns Companies Inc. on Form S-3 of (i) our reports dated
August 23, 1999, appearing in and incorporated by reference in the Annual Report on Form 10-K of The Bear Stearns Companies Inc. for the year ended June 30, 1999, (ii) our reports dated June 16, 2000, appearing in the Current Report on Form 8-K dated September 28, 2000 of The Bear Stearns Companies Inc. for the five-month period ended November 26, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

                                          DELOITTE & TOUCHE LLP

December 28, 2000
New York, New York